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                                                             Exhibit 99.(d)(iii)

                        Addendum to Management Agreement
                               between Lord Abbett
                Municipal Income Trust and Lord, Abbett & Co. LLC
                   Dated: December 30, 2004 (the "Agreement")
                   ------------------------------------------


     Lord, Abbett & Co. LLC and Lord Abbett Municipal Income Trust (the "Trust"), formerly known as Lord Abbett Tax-Free Income Trust, on behalf of Lord Abbett High Yield Municipal Bond Fund (the "Fund") do hereby agree that (a) the annual management fee rate for the Fund with respect to paragraph 2 of the Agreement shall be as follows: 0.50 of 1% of the first $1 billion of the Fund's average daily net assets, 0.45 of 1% of the next $1 billion of such assets and
0.40 of 1% of such assets in excess of $2 billion.

     For purposes of Section 15 (a) of the Investment Company Act of 1940, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.


                                              LORD, ABBETT & CO. LLC


                                              BY:   /s/ Paul A. Hilstad
                                                   ----------------------
                                                   Paul A. Hilstad
                                                   Member


Lord Abbett Municipal Income Trust
(on behalf of Lord Abbett High Yield Municipal Bond Fund)

BY:  /s/ Christina T. Simmons
     ------------------------
     Christina T. Simmons
     Vice President & Assistant Secretary


Dated: As of December 30, 2004